Exhibit 99.1

Sarepta Investor and Media Contact:

Jim Baker

617.274.4010

jbaker@sarepta.com

Sarepta Therapeutics Announces Agreement for Acquisition of Manufacturing Facility in Massachusetts

— State-of-the-art 60,000 square foot facility enhances internal manufacturing capability

CAMBRIDGE, Mass. – May 22, 2014 – Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a developer of innovative RNA-based therapeutics, today announced an agreement to acquire a multifunctional manufacturing facility on 26 acres of land in Massachusetts. Sarepta intends to use the facility to manufacture investigational exon skipping therapies for Duchenne muscular dystrophy (DMD). The transaction comprises approximately $25 million in acquisition costs and planned enhancements, and is expected to close in July subject to conditions and extensions in the agreement.

“This strategic acquisition complements our existing internal manufacturing capability and global network of suppliers,” said Chris Garabedian, president and chief executive officer of Sarepta Therapeutics. “While we scale up to address the potential U.S. commercial demand for our lead product candidate eteplirsen in the event of an approval next year, the addition of internal resources will enhance our ability to advance the development of our broader exon skipping platform and explore the potential of our technology platform in other therapeutic areas.”

Sarepta is the global leader in the development of phosphorodiamidate morpholino oligomer (PMO) chemistries for RNA therapeutics, with nearly a decade of experience producing drug supply for use in basic research and clinical trials. The Company plans to use the facility to further enhance and scale its proprietary manufacturing processes for PMO chemistries. In addition, the facility will be used to manufacture drug supply to support clinical trials of Sarepta’s exon skipping therapies for DMD, as well as research and development of future potential products and modified PMO chemistries.

The multifunctional facility was constructed in 1996 and upgraded in 2006, and has been qualified under Current Good Manufacturing Practice (cGMP) regulations. When fully operational, the facility supports approximately 40 technicians and support staff. In addition, the acquisition includes 26 acres of land available for future potential expansion.

About Sarepta Therapeutics

Sarepta Therapeutics is focused on developing first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. The company’s diverse pipeline includes its lead program eteplirsen, for Duchenne muscular dystrophy, as well as potential treatments for some of the world’s most lethal infectious diseases. Sarepta aims to build a leading, independent biotech company dedicated to translating its RNA-based science into transformational therapeutics for patients who face significant unmet medical needs. For more information, please visit us at www.sarepta.com.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including the statements about the potential acquisition by Sarepta of a new manufacturing facility and other property, the expected time for closing the acquisition, the planned uses for the property being acquired and benefits of the acquisition to Sarepta and its business operations, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, some of which are beyond Sarepta’s control, including: the acquisition may not successfully close for various reasons including termination of the agreement by either party or the failure of closing conditions to be met and Sarepta’s ability to use the property and achieve benefits from the property as planned may be negatively impacted by various factors including availability of resources, government or agency decisions and unexpected changes in applicable laws. These risks should be considered together with those included in the “Risk Factors” section of Sarepta’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, and Sarepta’s other SEC filings. Any forward-looking statement in this press release represents Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof, except as required by applicable law.

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